Exhibit 23.2



                  CONSENT OF INDEPENDENT AUDITORS
             _______________________________________




To the Board of Directors and Stockholders
Qwest Communications International Inc.:


  We consent to incorporation by reference in the registration statement on Form S-8 of our report dated February 19, 1997, except as to note 1, paragraph (i) and note 18, which are as of May 23, 1997, relating to the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Registration Statement on Form S-1 (No. 333-25391) of Qwest Communications International Inc.



                            KPMG Peat Marwick LLP


Denver, Colorado
June 25, 1997